Exhibit 2.7

ASSET PURCHASE AGREEMENT

entered into as of June 9, 2006

by and between

BROADCASTER INC.,
a California corporation,

and

IMSI DESIGN, LLC,
a Delaware limited liability company

Page

1.	DEFINITIONS		1

2.	PURCHASE AND SALE OF ASSETS		11

	2.1	Closing	11
	2.2	Assumption of Liabilities	11
	2.3	Purchase Price	11
	2.4	Purchase Price Adjustment	12
	2.5	Liabilities Before and After Closing Date	14
	2.6	Transfer Taxes	14
	2.7	Non-Assignable Contracts	14

3.	SELLER'S REPRESENTATIONS AND WARRANTIES		15

	3.1	Organization; Good Standing; Subsidiaries	15
	3.2	Due Authorization; No Conflict	16
	3.3	No Default	16
	3.4	Permits; Compliance with Laws	16
	3.5	Title to Assets	17
	3.6	Sufficiency of Assets	17
	3.7	Precision Design Software Business Intellectual Property	17
	3.8	Employment and Employee Benefit Matters	20
	3.9	Taxes and Fees	21
	3.10	No Litigation; Disputes	22
	3.11	Financial Statements	22
	3.12	Liabilities	23
	3.13	Material Adverse Effect	23
	3.14	Accounts Receivable	23
	3.15	Interim Operations	23
	3.16	Customers and Suppliers	24
	3.17	Disclosure	25
	3.18	Real Property	25
	3.19	Environmental Matters	26
	3.20	Seller Contracts	26
	3.21	Employees	27
	3.22	Inventory	27
	3.23	Product Warranty	28
	3.24	Brokers' Fees	28
	3.25	Statements True and Correct	28
	3.26	Disclaimer	28

4.	PURCHASER'S REPRESENTATIONS AND WARRANTIES		28

	4.1	Organization	28

-i-

(continued)
Page

	4.2	Due Authorization	28
	4.3	No Litigation	29
	4.4	Purchaser's Investigation	29
	4.5	Statements True and Correct	29
	4.6	Disclaimer	29

5.	POST-CLOSING COVENANTS		29

	5.1	Further Cooperation	29
	5.2	Confidentiality	30
	5.3	Precision Design Software Employees	30
	5.4	AR Collection Assistance/Transition Services	30
	5.5	Online Placement	31
	5.6	Use of IMSI Trademarks	31
	5.7	Negotiations for FormTool Product	31
	5.8	Exclusive Right to Purchase Optional Assets	31
	5.9	Cooperation in Tax Matters	31
	5.10	Non-Compete: Non-Solicit	31
	5.11	Enforcement	32

6.	SURVIVAL; INDEMNIFICATION		33

	6.1	Survival	33
	6.2	Indemnification	33
	6.3	Limitations	34
	6.4	Indemnification Procedures	34
	6.5	Indemnity Payments; Obligations	36
	6.6	Survival	36
	6.7	Determination of Loss and Amount	36
	6.8	Adjustment to Purchase Price	36

7.	DOCUMENTS TO BE DELIVERED AT THE CLOSING		36

	7.1	Delivery by the Seller	36
	7.2	Delivery by the Purchaser	37

8.	GENERAL PROVISIONS		37

	8.1	No Waivers	37
	8.2	Expenses	37
	8.3	Publicity	37
	8.4	Benefit; Assignment	38
	8.5	Severability	38
	8.6	Interpretation	38

-ii-

(continued)
Page

8.7	Entire Agreement	38
8.8	Notices	39
8.9	Bulk Transfer Laws	40
8.10	Tax Matters	40
8.11	Judicial Interpretation	40
8.12	Governing Law	40
8.13	Counterparts	40
8.14	Specific Performance	41

-iii-

(continued)
Page

Exhibits
Exhibit A-1	Tangible Personal Property of the Precision Design Software Business
Exhibit A-2	Domain Names of the Precision Design Software Business
Exhibit B-1	Additional Acquired Assets
Exhibit B-2	Additional Assumed Liabilities
Exhibit C	Precision Design Software Products
Exhibit D	Precision Design Software Employees
Exhibit E	Escrow Agreement
Exhibit F	Promissory Note
Exhibit G	Purchase Price Allocation
Exhibit H	Transition Services Agreement
Exhibit I	Office Sublease
Exhibit J	Warehouse Sublease
Exhibit K	Bill of Sale
Exhibit L	Assignment and Assumption Agreement
Exhibit M	Cross Receipt

-iv-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is entered into as of this 9th day of June, 2006 by and between Broadcaster, Inc., a California corporation (“Seller”), and IMSI Design, LLC, a Delaware limited liability company( “Purchaser”).

RECITALS:

A. Seller owns, directly or indirectly, and/or operates a business which sells, licenses, markets, promotes, supports and/or otherwise provides software and related products and services, in electronic downloadable and packaged forms, online, via retail outlets and through arrangements with republishers, original equipment manufacturers (OEMs) and other third parties, defined further herein as the Precision Design Software Business. Certain assets of the Precision Design Software Business are owned by a German subsidiary of Seller, IMSI International Microcomputer Software GmbH, a German limited liability company (the “GermanSub”), in which Seller is the owner of 100% of the outstanding equity interest (the “Ownership Interest”), which Ownership Interest is also being sold to Purchaser as part of the transaction completed hereby.

B. This Agreement contains the terms pursuant to which Purchaser shall acquire for cash and a promissory note substantially all of those assets used in the operation of the Precision Design Software Business, assume certain specified liabilities and agree to perform Seller’s obligations under certain specified assigned contracts and leases, all as specified herein.

AGREEMENT:

In consideration of the agreements and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Accounts Receivable” has the meaning set forth in Section 3.14.

“Acquired Assets” means all of the Seller’s right, title and interest in and to all of the assets used in the operation of the Precision Design Software Business prior to the Closing Date, which include (a) all the tangible personal property used primarily in the operation of the Precision Design Software Business listed on Exhibit A-1 hereto, (b) all Intellectual Property used in the Precision Design Software Business, including (i) the Precision Design Software Products, (ii) the Precision Design Software Business Intellectual Property, (iii) the Precision Design Software Business Customer Information, subject to any limitations arising under an applicable Legal Requirement, (iv) the Precision Design Software Business Materials, and (v) the Internet web sites and the rights in the domain names set forth on Exhibit A-2; (c) the Seller Contracts, (d) the Inventory, (e) accounts receivable and trade receivables in respect of the Precision Design Software Business, (f) all claims, causes of action and rights to sue arising out of or related to infringement, violation or misappropriation of any of the foregoing, (g) the assets set forth on Exhibit B-1 and (h) the Ownership Interest; except and excluding, in each case, the Excluded Assets.

“Affiliate” shall mean a Person in which the Seller or Purchaser, as applicable, owns at least 50% of the voting or ownership interests or a Person that is directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with the Seller or Purchaser, as applicable.

“Agreement” has the meaning set forth in the Introductory Paragraph.

“Arbiter” has the meaning set forth in Section 2.4(d).

“Assumption and Assignment Agreement” refers to that document set forth in Exhibit K.

“Assumed Liabilities” means the following Liabilities of Seller with respect to the Precision Design Software Business arising after the Closing Date: (a) all Liabilities of Seller under the Seller Contracts listed on Disclosure Schedule 3.20(a) (to the extent set forth on the Pro-forma Balance Sheet), but not including any such Liabilities that arose as a result of any breach or alleged breach by Seller on or before the Closing Date of any Seller Contracts, (b) those additional Liabilities of Seller with respect to the Precision Design Software Business set forth on Exhibit B-2, and (c) Purchaser’s obligations under the Subleases; provided, however, that in no event shall any of the Assumed Liabilities include any of the Excluded Liabilities.

“Balance Sheet Date” means April 30, 2006.

“Business Day” shall mean a day on that is not a Saturday, Sunday or a day on which banks in the State of California or New York are closed.

“Cash Consideration” has the meaning set forth in Section 2.3(a).

“Closing” has the meaning set forth in Section 2.1(a).

“Closing Date” means the date hereof.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.4(b).

“Closing Date Net Assets” has the meaning set forth in Section 2.4(b).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Legal Requirement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” has the meaning set forth in Section 5.2(a).

“Contract” means any contract, subcontract, agreement, arrangement, bond, commitment, permission, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

“Damages” means any losses, amounts paid in settlement, claims of any kind, damages, liabilities, obligations, judgments, expenses and reasonable out-of-pocket costs (including, without limitation, costs of investigation or enforcement of rights hereunder), reasonable expenses and attorneys’ fees, including, without limitation, any consequential damages or any special or punitive damages; provided, however, that the amount thus determined shall be reduced by any amounts actually recovered from any third party, including the proceeds received with respect to any applicable insurance policy but excluding the amount of resulting increase in insurance premiums.

“Disclosure Schedules” has the meaning set forth in Section 3.

“Disputed Items” has the meaning set forth in Section 2.4(c).

“Encumbrances” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge, or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income, or other exercise of any attributes of ownership.

“Environmental Law” means any Legal Requirement with respect to the protection of the public health, safety or the environment, including with respect to any hazardous materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, or waste water, water, soil, air, pollution, the protection, preservation or restoration of natural resources, plant and animal life or human health or the environment, or waste management, regulation or control.

“Equity Securities” of a Person means, as applicable, (a) any capital stock, membership interests or other share capital of such Person, (b) any securities of such Person directly or indirectly convertible into or exchangeable for any capital stock, membership interests or other share capital of such Person or containing any profit participation features with respect to such Person, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person or directly or indirectly to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership interests, other share capital of such Person or securities containing any profit participation features with respect to such Person, (d) any share appreciation rights, phantom share rights or other similar rights relating to such Person, or (e) any Equity Securities of such Person issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any person or entity at any relevant time considered a single employer with any Seller under Section 414 of the Code.

“Escrow Agent” means Commerce Bank, New York, New York.

“Escrow Agreement” means the escrow agreement in the form attached hereto as Exhibit E.

“Escrow Account” means the account established pursuant to the terms of the Escrow Agreement.

“Escrow Amount” means $500,000.

“Excluded Assets” means the following assets of Seller: (a) Seller’s rights under this Agreement (including Seller’s rights to the consideration paid and payable under this Agreement), (b) all cash, cash equivalents and short term investments of Seller, (c) all assets maintained in connection with any employee benefit plan, program or arrangement, (d) policies of insurance covering Seller that are not primarily related to the Acquired Assets, (e) tangible copies of any personnel records that Seller is required by law to retain in its possession (except that all copies shall be provided to Purchaser with respect to any employee of the Precision Design Software Business hired by Purchaser, subject to any limitations arising under an applicable Legal Requirement), (f) Seller’s certificates of incorporation, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller and Seller’s predecessors, (g) all rights to any refunds of Pre-Closing Taxes, (h) the assets, software, products, Contracts, services and Intellectual Property that are used in the houseplans.com internet business or held by (and not in any way used by the Precision Design Software Business): (i) HousePlans, Inc. or its subsidiary, or (ii) IMSI Australia Pty Ltd., (i) the assets, software, products, Contracts, services and Intellectual Property that are acquired pursuant to the Merger, (j) Excluded Programs, and (k) all other assets, services, products, Contracts and Intellectual Property, Affiliates and businesses of the Seller not related to the Precision Design Software Business or reflected on the Pro-forma Balance Sheet.

“Excluded Liabilities” shall mean all Liabilities of the Seller other than the Assumed Liabilities, including (a) any Liability not primarily related to the Precision Design Software Business, (b) all liability for Pre-Closing Taxes or any other Taxes of Seller, (c) any Liability for costs and expenses (including legal fees and expenses) that Seller has incurred in connection with this Agreement and the transactions contemplated hereby, (d) any Liabilities (i) relating to or arising under or in connection with any “employee benefit plan” (as defined in Section 3(3) of ERISA) or any other benefit plan, program or arrangement of any kind at any time maintained, sponsored or contributed or required to be contributed to by either Seller or any ERISA Affiliate, or with respect to which either Seller or any ERISA Affiliate has any Liability (including, for the avoidance of doubt, any plan listed on Disclosure Schedule 3.8(b)), (ii) pertaining to the employment or service with, or termination from employment or service with, either Seller or any ERISA Affiliate of any individual (including in connection with the transactions contemplated by this Agreement) or (iii) relating to or arising under Seller’s 1993 Employee Incentive Plan or Seller’s 2004 Incentive Stock Option Plan, (e) any Liability that Seller has incurred in connection with the Merger and the transactions contemplated thereby and (f) any Liability for Indebtedness.

“Excluded Programs” means the following software programs in the form in which they are made generally available to the public at Closing: (a) FormTool, a program for electronic form creation and management, (b) Flow Charts & More, a flow chart drawing program, (c) TurboProject, a program providing project management support along with universal control to manage schedules, activities, resources and costs, and (d) ResumeWriter, a resume preparation program.

“Financial Statements” has the meaning set forth in Section 3.11.

“GAAP” means generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis.

“GermanSub” has the meaning set forth in the Recitals.

“Governmental Authority” means (a) any multinational, international, foreign, federal, state, county, province, local or municipal government or administrative or regulatory agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

“Indebtedness” means, at any time and with respect to any Person, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness of such Person for the deferred purchase price of property or services (other than property, including inventory, and services purchased, and trade payables, other expense accruals and deferred compensation items arising, in the ordinary course of business, consistent with past practice), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business in respect of which such Person’s Liability remains contingent), (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of Seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person under financing leases and similar leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded, (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness, (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness, and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and including in clauses (a) through (h) above any accrued and unpaid interest thereon and any costs associated with termination and prepayment thereunder.

“Indemnified Party” has the meaning set forth in Section 6.4(a).

“Indemnifying Party” has the meaning set forth in Section 6.4(a).

“Indemnity Cap” has the meaning set forth in Section 6.3.

“Indemnity Deductible” has the meaning set forth in Section 6.3.

“Intellectual Property” means, all of the following in any jurisdiction throughout the world (a) all trademarks, service marks (registered or unregistered) (domestic or international), trade dress, logos, designs, trade names, fictitious business names, slogans, Internet domain names and rights in telephone numbers, product goodwill and indications of origin, together with all translations, adaptations, derivations, and combinations of any of the foregoing, and all applications, registrations and renewals pertaining to any of the foregoing, and all goodwill associated therewith; (b) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, divisions, revisions, continuations-in-part, renewals, reexaminations and extensions thereof; (c) all discoveries, improvements, ideas, know-how, formulas, methodologies, processes, specifications, customer lists, mailing and supplier lists, pricing and cost information, products plans, service plans and rights in research and development, and confidential, proprietary and other non-public information (including the right to limit or control the use or disclosure thereof) and trade secrets; (d) all copyrights (including mask works) and works of authorship, including all writings, artwork, clipart, web art, web sites, sounds, graphics, photographs, animations, images, designs, mask works or other works, and all registrations, applications and renewals in connection therewith, and all moral rights; (e) all designs and plans (in paper and electronic form); (f) rights of privacy and rights of publicity; (g) all technology and computer programs, software, data, databases, data compilations and data collections (including source code, object code, programming tools, drawings, and specifications) (whether embodied in software, firmware or otherwise), documentation, designs, files, net lists, records, tools, including technical data; (h) all other intellectual property rights, industrial property rights, and proprietary rights; (i) all Licenses, immunities and the like related to any of the foregoing; (j) all fixations, instantiations, copies, reductions to practice and tangible embodiments of any of the foregoing (in whatever form or medium); and (k) all books and records describing or used in connection with any of the foregoing.

“Inventory” means all inventory of the Precision Design Software Business in the retail channel under consignment, in any distributor’s warehouse or in Seller’s warehouses or other locations controlled by Seller as of the Closing Date.

“Leasehold Improvements” mean all buildings, structures, improvements and fixtures located on any land leased pursuant to the Leases.

“Leases” mean the Office Lease and the Warehouse Lease.

“Leased Premises” mean the Office Leased Premises and the Warehouse Leased Premises.

“Legal Requirement” means any federal, state, county, local, provincial, municipal, foreign, international, multinational, or other Order, constitution, law, rule, code, ordinance, plan, permit, principle of common law, regulation, statute or treaty.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“License” means any Contract that grants Seller the right to use, republish, sale, distribute, exploit or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Licensed Product” means a third party software product or module which meets all of the following conditions: (i) it is duly licensed to Seller pursuant to a valid and enforceable License set forth in Disclosure Schedule 3.20(a), (ii) it is used by Seller in the operation of the Precision Design Software Business only in accordance with the terms and conditions of such License, and (iii) it is identified in Exhibit C as a licensed or distributed application, training material or plug-in .

“Material Adverse Effect” means a material adverse change in or effect with respect to the condition (financial or other) or operations of the Acquired Assets, Assumed Liabilities or the Precision Design Software Business.

“Material Liability” means an individual Liability in the amount of ten thousand dollars ($10,000.00) or more that is not reflected on the Pro Forma Balance Sheet.

“Merger” means the transactions contemplated by the Agreement and Plan of Merger, dated as of December 16, 2005 and amended as of March 24, 2006 (the “Merger Agreement”), by and among Seller, AccessMedia Networks, Inc. (“AccessMedia”), ACCM Acquisition Corp., a wholly-owned subsidiary of Seller, and the shareholders of AccessMedia whereby AccessMedia will become a wholly-owned subsidiary of Seller.

“Net Assets” as of any date means, with respect to the Precision Design Software Business, current assets that are Acquired Assets less current liabilities that are Assumed Liabilities (provided that current assets and current liabilities exclude deferred revenue (which deferred revenue shall not exceed $30,000.00), intercompany accounts payable,any amounts related to Taxes and one-half of the outstanding Liability related to Upperspace Corporation).

“Net Asset Adjustment” has the meaning set forth in Section 2.4(b).

“Non-Assignable Contract” has the meaning set forth in Section 2.7.

“Objection Notice” has the meaning set forth in Section 2.4(d).

“Office Lease” means that certain lease commencing on January 9, 2004, as amended, by and between IMSI and Golden Gate Plaza, LLC with respect to the Office Leased Premises.

“Office Leased Premises” means the commercial office premises leased by IMSI pursuant to the Office Lease located at 100 Rowland Way, Suite 300, Novato, CA 94945.

“Optional Assets” mean the “IMSI” trademark/trade name and the domain name “imisoft.com.”

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Government Agency or by any arbitrator.

“Ordinary Course of Business” means an action which meets all of the following: (a) it is consistent with the past practices of Seller, (b) it is consistent with prudent and commercial business judgment, and (c) it is taken in the ordinary course of the normal day-to-day operations of the Precision Design Software Business.

“Ownership Interest” has the meaning set forth in the Recitals.

“Parties” or “Party” means Seller and Purchaser or any of them.

“Permit” means any permit, approval, consent, clearance, authorization, license, variance, waiver, permission or declaration or filing required by a Governmental Authority under any Legal Requirement.

“Permitted Liens” means (a) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a lien securing any Indebtedness) with respect to the Acquired Assets which do not secure any monetary amount and which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, any of such assets and the continuation of the present occupancy or use of such asset; (b) unfiled mechanic’s, materialmen’s and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves in accordance with GAAP are reflected on the Balance Sheet; (c) liens for Taxes not yet due and payable or which are being contested in good faith through appropriate proceedings and for which adequate reserves are reflected on the Balance Sheet; (d) liens securing rental payments under capital and equipment lease arrangements, which capital lease arrangements existing as of the Closing Date are, in accordance with GAAP, reflected as Indebtedness on the Balance Sheet, including (i) a lien by Greater Bay Bank for the lease of a forklift; and (e) that UCC lien filed by Upperspace Corporation on all intellectual property assets pertaining to the DesignCAD software business acquired by Seller from Upperspace Corporation.

“Person” means any natural person, general or limited partnership, corporation, limited liability company or other entity.

“Pre-Closing Taxes” means any tax payable with respect to the Precision Design Software Business (including the Acquired Assets) or other properties or operations of Seller or of any member of any affiliated group of which either Seller is a member attributable to a taxable period ending on or prior to the Closing Date.

“Precision Design Software Business” means all of Seller’s software business related to the Precision Design Software Products, including its own product lines and those to which it has the right to sell (including all plug-ins, training materials and symbol content collections), in packaged or electronic downloadable form, and related services, excluding the Excluded Assets.

“Precision Design Software Business Customer Information” means all customer information used in or otherwise related to the Precision Design Software Business, including the database of all related purchases and customer transactions.

“Precision Design Software Business Intellectual Property” means all Intellectual Property necessary for, used in or relating to the Precision Design Software Business as it is currently conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the Precision Design Software Products.

“Precision Design Software Business Materials” means all advertising and promotional materials, catalogs, studies, reports, newsletters, archives and other printed or written materials or electronic versions thereof, used in or otherwise relating to the Precision Design Software Business.

“Precision Design Software Employees” means those individuals who, prior to the Closing Date, perform services as an employee primarily for the Precision Design Software Business, as listed on Exhibit E hereto, which list includes any individual who is on an approved leave of absence, vacation, or short-term disability.

“Precision Design Software Products” means all versions (including versions in development) of each software product set forth on Exhibit C, and all services related thereto or provided in connection therewith.

“Pro-forma Balance Sheet” means the pro-forma balance sheet as of April 30, 2006 for the Precision Design Software Business and the notes thereto, if any, prepared on a pro-forma basis consistent with GAAP.

“Pro-forma Profit and Loss Statements” means the pro-forma profit/loss statements for the Precision Design Software Business, and the notes thereto, if any, prepared on a pro-forma basis consistent with GAAP, for each of the two (2) most recent fiscal years.

“Promissory Note” has the meaning set forth in Section 2.3(b), as may be adjusted pursuant to Section 2.4(g).

“Purchaser” has the meaning set forth in the Introductory Paragraph.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.2(a).

“Purchaser Indemnitee” has the meaning set forth in Section 6.2(a).

“Purchase Price” shall be Eight Million Dollars ($8,000,000), as may be adjusted pursuant to Section 2.4 and Section 6.8.

“Seller Contracts” means all domestic and international Contracts relating to the Precision Design Software Business, including marketing, advertising, customer support, technical support, distribution, vendor and any other purchase and sale agreements to or otherwise used in the Precision Design Software Business, and copies of all documentation and correspondence with respect thereto.

“Seller Indemnified Parties” has the meaning set forth in Section 6.2(b).

“Seller Indemnitee” has the meaning set forth in Section 6.2(b).

“Seller” has the meaning set forth in the Introductory Paragraph.

“Shrinkwrap Software License” means a non-exclusive, internal use only, written software License to Seller for mass-market, non-customized software that (a) is licensed solely in executable or object code form, (b) is not incorporated into, or used directly in the development, manufacturing or distribution of any of the products or services of the Precision Design Software Business (including the Precision Design Software Products), and (c) is generally available to the public on standard terms for less than a total cost of Five Thousand Dollars ($5,000).

“Subleases” refers to those documents attached hereto as Exhibit H, subleasing the Office Leased Premises to the Purchaser, and Exhibit I, subleasing the Warehouse Leased Premises to the Purchaser.

“Systems” has the meaning set forth in Section 3.7(k).

“Tax” or “Taxes” means all (a) United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative, minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for the payment of any amount of a type described in clause (a) or clause (b) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Returns” means any and all returns, reports, claims for refund, information returns, or other statements (including elections, declarations, disclosures, schedules, estimates, and attachments), including amendments thereof, required to be filed by a Party with respect to Taxes.

“Third-Party Consent” has the meaning set forth in Section 2.7.

“To Seller’s knowledge” means the actual knowledge, after reasonable inquiry, of the officers and directors of IMSI and GermanSub.

“Transfer Taxes” means any sales, transfer, documentary, use, registration, value-added and other similar Taxes (including all applicable real estate transfer taxes) and related fees (including any penalties, interest and additions to such taxes) incurred in connection with this Agreement and the transactions contemplated hereby.

“Transition Services Agreement” has the meaning set forth in Section 5.4.

“Warehouse Lease” means that certain lease dated March 16, 2004, as amended, by and between IMSI and Harrison Family Enterprises, II with respect to the Warehouse Leased Premises.

“Warehouse Leased Premises” means the warehouse premises leased by IMSI pursuant to the Warehouse Lease located at 1051 Aldridge Road, Suite I-1, Vacaville, CA 95688.

2. PURCHASE AND SALE OF ASSETS

2.1 Closing.

(a) Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Greyhawk Capital Management, LLC, in __________, Idaho, commencing at 10:00 a.m. local time on the Closing Date.

(b) Purchase and Sale. At the Closing, subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest in and to all of the Acquired Assets.

(c) Deliveries. At the Closing, (A) Seller will deliver to Purchaser the documents set forth in Section 7.1 and (B) Purchaser will deliver to Seller the documents set forth in Section 7.2.

2.2 Assumption of Liabilities. At the Closing, subject to the terms and conditions of this Agreement, Purchaser shall assume and become responsible for all of the Assumed Liabilities.

2.3 Purchase Price. On the Closing Date, Purchaser shall cause the following to be delivered to Seller:

(a) Six Million Five Hundred Thousand Dollars ($6,500,000) in cash at the Closing (the “Cash Consideration”) via wire transfer of immediately available funds as directed by Seller less the Escrow Amount, which will be deposited into Escrow pursuant to the terms of the Escrow Agreement.

(b) A promissory note duly executed by Purchaser to Seller in the principal amount of One Million, Five Hundred Thousand Dollars ($1,500,000) in a form attached hereto as Exhibit F (“Promissory Note”).

(c) Purchase Price Allocation. The Purchase Price (and all other capitalized costs) shall be allocated among the Acquired Assets in accordance with Code §1060 and the Treasury regulations thereunder in the manner set forth on Exhibit G hereto, which allocation shall be binding upon Seller and Purchaser as adjusted pursuant to Section 2.4. Seller and Purchaser shall report, act and file Tax returns (including Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation. Seller and Purchaser shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as either may reasonably request to prepare in connection with such allocation. Neither Seller nor Purchaser shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocation unless required to do so by applicable Legal Requirement.

2.4 Purchase Price Adjustment.

(a) After the Closing, the Purchase Price may be recalculated based on the Net Asset Adjustment determined in accordance with this Section 2.4.

(b) As soon as reasonably practical after the Closing, but in no event more than sixty (60) days after the Closing Date, Purchaser shall prepare and deliver to Seller a pro-forma balance sheet of the Precision Design Software Business as of the close of business on the Closing Date (the “Closing Date Balance Sheet”), which shall include Purchaser’s computation of the Net Assets as of the Closing Date (the “Closing Date Net Assets”) (which the parties currently anticipate will show a Net Asset value of One Million Dollars ($1,000,000)) and Purchaser’s proposed purchase price adjustment, if any, to be made in accordance with this Section 2.4, which amount shall be equal to the amount of Net Assets on the Pro-Forma Balance Sheet less the amount of Net Assets on the Closing Date Balance Sheet (the “Net Asset Adjustment”) (the “Draft Adjustment Report”) provided, however that the parties acknowledge that the Net Asset Adjustment may be a negative number and that an adjustment to the purchase price pursuant to Section 2.4(g) shall only be required if the Net Asset Adjustment is plus or minus (+/-) One Hundred Thousand Dollars ($100,000.00). If the Net Asset Adjustment is greater than plus or minus One Hundred Thousand Dollars ($100,000) the amount due shall be the amount of the adjustment greater or less than the $100,000 difference. The Closing Date Balance Sheet shall be prepared in accordance with GAAP and shall, for purposes of computing the Closing Date Balance Sheet, assume that the Precision Design Software Business continued to be conducted in the same manner as it had been conducted between the Balance Sheet Date and the Closing Date. Seller shall provide Purchaser access to the books and records of the Precision Design Software Business and to knowledgeable employees and accounting professionals of Seller upon reasonable notice and will provide Purchaser with any information Purchaser reasonably requests in order to prepare the Closing Date Balance Sheet.

(c) For a thirty (30) day period, beginning after Seller’s receipt of the Closing Date Balance Sheet and the Draft Adjustment Report, Seller and Purchaser shall cooperate with each other to resolve any disagreements between them with respect to the Draft Adjustment Report. In the event Seller and Purchaser agree on the Draft Adjustment Report and the proposed Net Asset Adjustment set forth therein (such agreement to be indicated in writing by Seller and Purchaser by signing such Draft Adjustment Report), then the Draft Adjustment Report shall be deemed to be the final Adjustment Report (the “Adjustment Report”), and the Net Asset Adjustment set forth therein shall be conclusive and binding upon Purchaser and Seller and be effected as set forth below in Section 2.4(g).

(d) In the event Seller and Purchaser do not reach agreement on all aspects of the Draft Adjustment Report within the thirty (30) day period, including with respect to the Net Asset Adjustment set forth therein, Seller shall promptly (but in no event later than five (5) days following the expiration of such thirty (30) day period) prepare a written notice of its objections (the “Objection Notice”): (i) objecting in good faith to the Closing Date Balance Sheet and or the Net Asset Adjustment as set forth in the Draft Adjustment Report, (ii) setting forth in reasonable detail the nature and dollar amount of the items being disputed (collectively, the “Disputed Items”) and the reasons therefor, and (iii) specifying its calculation of the Disputed Items, the Closing Date Balance Sheet and the Net Asset Adjustment. Any account or determination set forth or reflected in the Closing Date Balance Sheet that is not specifically objected to in the Objection Notice will be deemed final, binding and conclusive upon Purchaser and Seller upon delivery of the Objection Notice. In connection with the preparation of the Objection Notice, Purchaser shall grant Seller’s accountants and other representatives reasonable access to all of the books and records of the Precision Design Software Business; provided, however, that such access will not be conducted or provided at times or in a manner that would unreasonably interfere with Purchaser’s operations. If Seller fails to deliver a timely Objection Notice, then the Closing Date Balance Sheet and the calculation of Net Assets and the Net Asset Adjustment set forth in the Draft Adjustment Report shall be deemed conclusive and binding upon Purchaser and Seller.

(e) Any Disputed Items shall be submitted to a recognized independent public accounting firm mutually satisfactory to Purchaser and Seller (the “Arbiter”), and Purchaser and Seller shall promptly deliver to the Arbiter the Closing Date Balance Sheet, the Draft Adjustment Report and Seller’s Objection Notice. The Arbiter shall act as an expert and not as an arbitrator to calculate and determine promptly, but not later than thirty (30) days after the acceptance of its appointment (based solely on the written submissions of Seller, on the one hand, and Purchaser, on the other, in the documents delivered to the Arbiter and not by independent investigation) only the Disputed Items. In resolving any Disputed Item, the Arbiter’s determination of such Disputed Item may not be more favorable to Purchaser than the related amount set forth in the Closing Date Balance Sheet or more favorable to Seller than the related amount set forth in the Objection Notice. Purchaser and Seller shall cooperate with the Arbiter in making its determination and such determination shall be conclusive and binding upon Purchaser and Seller.

(f) Purchaser and Seller shall each bear one-half of the fees and expenses of the Arbiter.

(g) Within five (5) Business Days after the final determination of the Closing Date Balance Sheet, the Closing Date Net Assets and the Net Asset Adjustment in accordance with Section 2.4(c) or 2.4(d), a final adjustment to the Purchase Price will be made as follows:

(i) If the Net Asset Adjustment is in excess of zero, then the amount of such excess will be paid by Purchaser to Seller by wire transfer of immediately available funds to the account specified by Seller within five (5) Business Days of such final determination.

(ii) If the Net Asset Adjustment is less than zero, then the amount of such shortfall shall be paid by Seller to Purchaser, at Seller’s discretion, by (i) a release from Escrow of the amount of said shortfall or (b) wire transfer of immediately available funds to the account specified by Purchaser within five (5) Business Days of such final determination.

(h) For the purposes of this Section 2.4, each accounting term used herein and not otherwise defined will have the meaning that is applied thereto in accordance with GAAP. Each account included in the Closing Date Balance Sheet and in the calculation of Net Assets as of the Closing Date will be calculated in accordance with GAAP, and will be consistent with the books and records of the Seller and the definition of Net Assets herein agreed; provided, however, that all known errors and adjustments of the type required in a year-end closing of the books will be taken into account in the calculation of each account set forth above.

(i) Nothing in this Section 2.4 or in the statements, reports or documents contemplated hereby shall affect the Parties’ rights and obligations in respect of a breach or alleged breach of any representation or warranty herein.

2.5 Liabilities Before and After Closing Date. Subsequent to the Closing Date, Purchaser shall be responsible for any and all Assumed Liabilities as set forth in Section 2.2 above. Except for the Assumed Liabilities, Purchaser is not assuming any Liability. Seller shall be responsible for the payment of all obligations, office leases, utilities and other operating expenses of the Precision Design Software Business accruing on or prior to the Closing Date and shall continue to be responsible for the Excluded Assets and Excluded Liabilities after the Closing Date.

2.6 Transfer Taxes. Purchaser and Seller shall each be responsible for its own Liability for Transfer Taxes as a result of the transactions contemplated hereunder. Purchaser, on the one hand, and Seller, on the other, shall cooperate in good faith to (a) prepare and file any Tax Returns or requests for refunds of Transfer Taxes, and (b) obtain any available exemption from or reduction in Transfer Taxes.

2.7 Non-Assignable Contracts. Nothing in this Agreement shall be construed as an attempt by Seller to assign, sublease or sublicenseto Purchaser pursuant to this Agreement any contract, permit, franchise, claim or asset included in the Acquired Assets or with respect to the Leased Premises that is, by its valid terms or by law, nonassignable (or not novatable or able to be sublicensed or subleased) without the consent of any other party or parties, unless such consent or novation shall have been obtained, or as to which all the remedies for the enforcement thereof available to Seller would not pass by operation of law to Purchaser as incidental to the assignments provided for and the transactions contemplated by this Agreement (a “Non-Assignable Contract”). To the extent that any such consent (each a “Third-Party Consent”) in respect of (or a novation of) a Non-Assignable Contract shall not have been obtained on or before the Closing Date, Purchaser shall proceed with the Closing, Seller and Purchaser shall continue to use their best good faith efforts to obtain any such Third-Party Consent or novation after the Closing Date and Purchaser shall be delegated the point person for the negotiation and obtaining of any and all such consents, until such time as they shall have been obtained, provided, however, that the parties agree to work cooperatively so that all consents can be obtained (and novations shall be entered into) no later than three (3) months after the Closing Date. Seller and Purchaser shall cooperate in any arrangement reasonably satisfactory to Purchaser to provide that Purchaser shall obtain Seller’s interest in, including the claims, rights and benefits of, and shall assume the corresponding obligations of, Seller under such Non-Assignable Contract (including by means of any subcontracting, sublicensing or subleasing arrangement) or through performance by Seller as agent as Purchaser may reasonably request; provided that (a) Purchaser shall undertake to pay, perform or satisfy the corresponding liabilities or obligations under the terms of such Non-Assignable Contract to the extent that Purchaser would have been responsible therefor if such consent or approval had been obtained, and (b) Seller shall promptly pay to Purchaser, when received, all moneys received by Seller under any such Non-Assignable Contract or any claim, right or benefit arising thereunder until such Third-Party Consent is obtained. To the extent Seller requests that Purchaser assist Seller in seeking to obtain any Third Party Consent after the Closing Date, then Seller shall pay and discharge, and shall indemnify and hold harmless Purchaser and its Affiliates from and against, any and all reasonable out of pocket costs of seeking to obtain or obtaining any such Third Party Consent (which shall include payment of any applicable consent, transfer and similar fees). Nothing contained in this Section or in any other provision of this Agreement shall be deemed to constitute an agreement to exclude from the Acquired Assets any contracts as to which such consent may be necessary.

3. SELLER’S REPRESENTATIONS AND WARRANTIES

Seller hereby represents and warrants to Purchaser, as of the date hereof, that the statements contained in this Article 3 are true and correct, except where a representation is as of (a specified date, in which case such representation shall be true as of such date, except as expressly set forth in the attached disclosure schedules (the “Disclosure Schedules”), which schedules shall be arranged corresponding to the numbered and lettered paragraphs of the representations and warranties contained in this Article 3 and matters disclosed under a particular number or letter on such schedules shall be deemed disclosed only for purposes of the corresponding representation and warranty herein.

3.1 Organization; Good Standing; Subsidiaries.

(a) Seller is: (i) a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted and to own, lease or use the Acquired Assets in connection with the Precision Design Software Business; (ii) is duly qualified to operate the Precision Design Software Business, and is in good standing in each jurisdiction where the ownership of property or the conducting of the Precision Design Software Business requires such qualification; and (iii) other than set forth on Disclosure Schedule 3.1(iii), does not have any Subsidiaries.

(b) The Acquired Assets do not include any Equity Security of any Person, with the exception of the Ownership Interest.

(c) Seller holds of record and owns beneficially 100% of the shares of equity interest of the GermanSub, free and clear of any restrictions on transfer, Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands, subject to limitations, if any, imposed by German law. Seller is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer or otherwise dispose of any capital stock of the GermanSub. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the GermanSub.

3.2 Due Authorization; No Conflict. The execution, delivery and performance of this Agreement and of all the documents and instruments and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other required action of Seller, including the consent or approval of Seller’s Board of Directors or other governing or managing body, as required under applicable law. No approval of the shareholders of the Seller is required under any applicable law or Seller’s organizational documents and the consummation of the transactions contemplated hereby will not give rise to any dissenters rights or other valid claims from the Seller’s shareholders. This Agreement, and each other document and instrument required hereby, when executed and delivered by Seller will be a valid and binding obligation of Seller, fully enforceable against Seller in accordance with their respective terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time, giving of notice or both, or otherwise): (a) conflict with or violate any provision of Seller’s charter, bylaws or other governing instrument, or any Legal Requirement or any Order which is either applicable to, binding upon or enforceable against the Seller or the Precision Design Software Business; (b) result in any breach of or default, or trigger any requirement to obtain the consent of any third party (except as set forth in Disclosure Schedule 3.20(b)(i)), under any mortgage, lease, promissory note, governmental or real property license, Contract, purchase order, indenture, trust or other instrument or written agreement which is either binding upon or enforceable against Seller or the Acquired Assets; (c) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate, modify or require, any Permit that is material to the Precision Design Software Business; (d) terminate, amend or modify, or give any other Person the right to terminate, amend, modify, abandon or refuse to perform any material contract, agreement, arrangement, commitment or plan to which Seller is a party (or beneficiary) and which relates to the ownership or operation of the Acquired Assets; or (e) accelerate or modify, or give any Person the right to accelerate or modify, the time within which, or the terms under which, any duties or obligations are to be performed, or any rights or benefits are to be received, under any material contract, agreement, arrangement, commitment or plan to which Seller is a party (or beneficiary) and which relates to the ownership or operation of the Acquired Assets.

3.3 No Default. Seller is not in material breach under the Leases and Seller is not in material breach under any of the Seller Contracts. To Seller’s knowledge, no party is in breach under any Seller Contracts.

3.4 Permits; Compliance with Laws. All Permits required for the operation of the Precision Design Software Business and/or use of the Acquired Assets, as currently conducted or proposed to be conducted by the Seller as of the Closing Date, are current and valid. A list of all such Permits is attached as Disclosure Schedule 3.4. Seller is in compliance with all Legal Requirements in respect of the conduct and operation of the Precision Design Software Business and the use of the Acquired Assets.

3.5 Title to Assets. Seller has good and marketable title to all of the Acquired Assets, except for Permitted Liens and subject to, with respect to the Seller Contracts set forth in Disclosure Schedule 3.20(b)(i), the requirement of advance notice to, or consent or approval from, a third party for purposes of assignment.

3.6 Sufficiency of Assets.

(a) Except as provided in Disclosure Schedule 3.6(a), the Acquired Assets constitute all of the assets necessary for the conduct of the Precision Design Software Business as currently conducted and as currently proposed to be conducted.

(b) Except as provided in Disclosure Schedule 3.6(b), there are no assets customarily used by Seller in the Ordinary Course of Business, or necessary for the operation of the Precision Design Software Business that will not be transferred, licensed or leased to Purchaser pursuant to this Agreement.

(c) Each item of tangible property included in the Acquired Assets is suitable and sufficient (in terms of condition and otherwise) for the operation of the Precision Design Software Business, as currently conducted and proposed to be conducted.

(d) All Inventory of the Precision Design Software Business are at levels that Seller considers to be usual and customary.

3.7 Precision Design Software Business Intellectual Property.

(a) Disclosure Schedule 3.7(a) contains a complete list of all the Precision Design Software Business Intellectual Property consisting of (i) patents and patent applications (including provisional applications); (ii) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, and trademarks or servicemarks in which common law rights are owned or otherwise controlled; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; (v) Internet domain names; and (vi) other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority.

(b) Except as set forth in Disclosure Schedule 3.7(b), and without limiting any other representation or warranty herein, to Seller’s knowledge, there is no information, material, fact, or circumstance, that would render any of the Precision Design Software Business Intellectual Property invalid, unenforceable or unusable, or cause the loss, lapse or abandonment of any Precision Design Software Business Intellectual Property.

(c) Except as set forth in Disclosure Schedule 3.7(c)(i), Seller exclusively owns and possesses all right, title and interest in and to, or has the right to use and otherwise exploit pursuant to a License set forth in Disclosure Schedule 3.20(a) all Precision Design Software Business Intellectual Property. Seller has sole and exclusive rights and Seller is not contractually obligated to pay any compensation (other than licensing fees and royalties expressly set forth in the applicable License agreements to any third party in respect thereof) to the use and other exploitation of the Precision Design Software Business Intellectual Property, and to the material covered thereby in connection with the services, and products related to and/or used by the Precision Design Software Business. Disclosure Schedule 3.20(a) lists each License concerning the Precision Design Software Business Intellectual Property to which Seller or any Affiliate of Seller is a party or beneficiary, excluding Shrinkwrap Software Licenses.

(d) After the Closing, Purchaser will be permitted to exercise all of Seller’s rights under all Licenses (including sublicenses) and other Contracts related to Precision Design Software Business Intellectual Property to the same extent Seller would have been able to had the transactions contemplated hereunder not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay and without obtaining the consent or permission of any party to such Licenses and other Contracts except for Third Party Consents set forth in Disclosure Schedule 3.20(b)(i).

(e) Neither the Precision Design Software Business Intellectual Property (excluding the Licensed Products) nor the operation of the Precision Design Software Business (as it is currently conducted) infringes, violates or misappropriates any Intellectual Property right of any third party, or constitute unfair competition or trade practices under any Legal Requirement and the Seller is not aware of any facts which indicate a likelihood of any of the foregoing. To Seller’s knowledge, the Licensed Products do not infringe, violate or misappropriate an Intellectual Property right of any third party or constitutes unfair competition or trade practices under any Legal Requirement and the Seller is not aware of any facts which indicated a likelihood of any of the foregoing. Except as set forth on Disclosure Schedule 3.7(e)(i), neither the Seller nor any Affiliate thereof has received any notices in the past three (3) years regarding any alleged infringement, violation or misappropriation of Intellectual Property in connection with the Precision Design Software Business (including any demands or offers to license any Intellectual Property from any third party). Except as set forth on Disclosure Schedule 3.7(e)(ii), (a) there are no claims (including office actions) against the Seller or any subsidiary thereof (or to Seller’s knowledge, any third party) that were either made within the past three (3) years or are presently pending contesting the validity, use, ownership, enforceability or registrability of any of the Precision Design Software Business Intellectual Property, and, to the knowledge of the Seller, there is no basis for any such claim, and (b) to Seller’s knowledge, no third party has infringed, violated or misappropriated any of the Precision Design Software Business Intellectual Property.

(f) No Precision Design Software Business Intellectual Property, or service or product of the Precision Design Software Business (excluding the Licensed Products) is subject to any outstanding Order that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use, ownership, registrability or enforceability of such Precision Design Software Business Intellectual Property, service or product. To Seller’s knowledge, the Licensed Products are not subject to any outstanding Order that restricts in any manner the use, transfer or licensing thereof by Seller or that may affect the validity, use, ownership, registrability or enforceability of any Licensed Product. All of the Precision Design Software Business Intellectual Property is valid and subsisting and in full force and effect and enforceable, and none of the Precision Design Software Business Intellectual Property has been misused.

(g) Seller has taken all actions it deems necessary or reasonably desirable to protect, perfect its rights in, maintain, and preserve its ownership of, the Precision Design Software Business Intellectual Property, including the confidentiality of the trade secrets therein. No loss of any of the Precision Design Software Business Intellectual Property is reasonably foreseeable, and neither Seller nor any Affiliate thereof has permitted any Precision Design Software Business Intellectual Property to enter into the public domain. All Precision Design Software Business Intellectual Property is in compliance with applicable formal legal requirements (including, as applicable, timely payment of filing, examination and maintenance fees, and timely filings of proofs of working or use, affidavits of use and incontestability and renewal applications). To the Seller’s knowledge, the owners of any Intellectual Property rights granted to Seller in respect of the Precision Design Software Business Intellectual Property have taken all commercially reasonable actions to protect, maintain, protect their rights in, and preserve their ownership of the Intellectual Property subject to such Licenses.

(h) Except as provided on Disclosure Schedule 3.7(h), to Seller’s knowledge, no source code for any Precision Design Software Product has been made available or licensed to any person, and neither Seller nor any Affiliate of Seller is under any obligation (including any contingent obligation pursuant to an escrow arrangement) to do so. Neither Seller nor any Affiliate of Seller, is or was a member of or contributor to any standards body related to the Precision Design Software Business. To Seller’s knowledge, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop any Precision Design Software Business Intellectual Property, and no Precision Design Software Business Intellectual Property is subject to any “march in” or similar rights.

(i) Seller and each of its Affiliates with access to any Precision Design Software Business Customer Information has complied with, and the performance of this Agreement will comply with, all applicable privacy policies (or related policies, programs or other notices) and Legal Requirements (including obtaining from customers their express consent to use, store, display, distribute and transfer from any place in the world to any other place in the world electronic or otherwise the personal information of such customers). No (i) product, technology, service or publication of the Precision Design Software Business, or (ii) material published or distributed by, or conduct or statement of, Seller or any of its subsidiaries in respect of the Precision Design Software Business, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Legal Requirement.

(j) Each current and former employee and/or independent contractor of Seller or any of Affiliate thereof who has participated in the development or creation of Precision Design Software Business Intellectual Property entered into a written Contract pursuant to which such employee or independent contractor assigned to the Seller all of its rights, including all Intellectual Property rights, in and to all ideas, inventions, processes, works of authorship and other work products that relate to the Precision Design Software Business and that, in the case of employees, were conceived, created, authored or developed during the term of such employee’s employment by Seller or the German Sub. Each current and former employee and/or independent contractor of Seller or the German Sub who has had access to any confidential information of Seller (or the confidential information of any third party to whom either Seller owes a duty of confidentiality) relating to the Precision Design Software Business has entered into a written confidentiality agreement pursuant to which such employee or independent contractor agrees to maintain the secrecy of such confidential information and not to use such confidential information except as permitted by the Seller.

(k) Except as set forth on Disclosure Schedule 3.7(k), the computer systems, including the software, hardware, networks and interfaces (collectively, “Systems”) used in the conduct of the Precision Design Software Business and included in the Acquired Assets are (and immediately after Closing, will be) sufficient for the immediate and anticipated future needs of the Precision Design Software Business, including without limitation as to capacity and ability to process current and anticipated peak volumes in a timely manner.

(l) Except as set forth on Disclosure Schedule 3.7(l), (i) no software governed by a license commonly referred to as an open source, free software, copy left or community source code license, including, but not limited to, any GNU General Public License, GNU Lesser General Public License, or any other restrictive license arrangement (such software “Open Source Software”) is incorporated into, integrated, or bundled with any Precision Design Software Business Intellectual Property or otherwise used by Seller; and (ii) none of the licenses relating to the Open Source Software listed on Disclosure Schedule 3.7(l) obligate the Seller to (A) distribute or disclose any other software combined, distributed or marketed with such Open Source Software in source code form, or (B) license such Open Source Software and/or other software combined, distributed or marketed with such Open Source Software or any associated Intellectual Property on a royalty free basis, provided, however that the above representations, with respect to the Licensed Products, shall be limited to the Seller’s knowledge.

3.8 Employment and Employee Benefit Matters.

(a) The Precision Design Software Employees are the only employees with respect to which the Precision Design Software Business has any Liability. A copy of each employment agreement, termination notice, separation or settlement agreement, release and any other related agreement related to these employees has been made available to the Purchaser. There are no complaints, demands, claims or charges outstanding or anticipated, to Seller’s knowledge, relating to the employment of such individuals.

(b) Disclosure Schedule 3.8(b) contains a correct and complete list of all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA) and each other benefit plan, program or arrangement maintained, sponsored, or otherwise contributed to or required to be contributed to, by Seller for the benefit of Precision Design Software Employees or with respect to which Seller has any Liability (including a copy of the Seller’s employee handbook related to the Precision Design Software Business and a statement of Seller’s severance practice). For the avoidance of doubt, “Employee Benefit Plan” shall include any benefit plan of IMSI GmbH. Seller nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability under or with respect to (i) any “employee benefit plan” (as such term is defined in Section 3(2) of ERISA) that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA), or (iii) any benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA). None of the Seller nor any ERISA Affiliate has any current or potential Liability under Title IV of ERISA. The Seller and the ERISA Affiliates have complied and are in compliance with the requirements of COBRA.

(c) Except as set forth in Disclosure Schedule 3.8(c), Seller has no obligations to the Precision Design Software Employees other than for (i) payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of Seller, and (iii) other standard employee benefits made generally available to all employees.

(d) Neither the Seller nor the Precision Design Software Business is a party to or bound by or subject to any collective bargaining agreement or other similar arrangement with any labor union or employee association including general commitments and commitments based on works customs nor has any Seller or the Precision Design Software Business made any commitment to or conducted any negotiation or discussion with any labor union or employee association with respect to any future agreement or arrangement and, to Seller’s knowledge, there is no current application for certification or other attempt to organize or establish any labor union or employee association with respect to Precision Design Software Employees.

(e) There are no existing or, to Seller’s knowledge, threatened labor strikes, slow downs, work stoppages or other similar labor troubles affecting the Precision Design Software Business or any other controversies or unfair labor practice proceedings or any organizational efforts presently being made or threatened by or on behalf of any labor union.

(f) There are no claims for worker’s compensation against Seller, nor are there any events or circumstances now or in the past that would render Seller liable for any worker’s compensation claims.

(g) Except as set forth in the Disclosure Schedule 3.8(a), none of the Precision Design Software Employees, or any members of their immediate families, are indebted to Seller or, to the Seller’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which Seller is affiliated or with which Seller has a business relationship, or any firm or corporation which competes with Seller, other than passive investments in publicly traded companies (representing less than one percent (1%) of such company) which may compete with Seller.

(h) To Seller’s knowledge, no Precision Design Software Employee or member of their immediate families, is directly or indirectly, interested in any Contract with Seller.

(i) Seller is in compliance with all applicable employment and immigration laws with respect to the Precision Design Software Employees.

3.9 Taxes and Fees.

(a) Seller has timely filed with the appropriate Government Agencies all Tax Returns required to be filed, which Tax Returns are true, correct and complete in all material respects. All taxes owed by Seller (whether or not shown on any Tax Return) have been timely paid to the appropriate taxing authorities. There are no Encumbrances for Taxes upon the Acquired Assets or any other assets, tangible or intangible, of Seller, other than for Taxes not yet due and payable. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party. There is no examination or proceeding pending or, to the Seller’s knowledge, threatened by any authority or agency relating to the assessment or collection of, or any delinquencies in filing relating to, any Taxes from Seller. Seller has not executed or filed any consent or agreement to extend the period of assessment or collection of any Taxes. Seller is not a party to any Tax allocation or Tax sharing agreement. Seller is not currently subject to any waiver or extension of any statute of limitations with respect to Taxes. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) Seller has no Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

(c) The unpaid Taxes of Seller (A) did not, as of the Pro-Forma Balance Sheet Date exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Seller in filing its Tax Returns.

3.10 No Litigation; Disputes. There are no suits, claims, litigation, arbitration or other proceeding or administrative actions existing or, to Seller’s knowledge, threatened, to which Seller is a party or which is otherwise related to the Precision Design Software Business or the Acquired Assets. Seller has not filed any voluntary petition in bankruptcy, nor has it been served with or otherwise received notice of any involuntary petition in bankruptcy having been filed against Seller. Neither the Precision Design Software Business nor the Acquired Assets is subject to any Order that affects the Acquired Assets or the operation of the Precision Design Software Business, its prospects, net income or financial condition or which would interfere with the transactions contemplated by this Agreement or any other transaction documents consummating the transactions contemplated herein.

3.11 Financial Statements. The Pro-forma Balance Sheet of the Precision Design Software Business, and the Pro-forma Profit and Loss Statements (collectively, the “Financial Statements”) are included as Disclosure Schedule 3.11. Except as set forth on Disclosure Schedule 3.11, the Financial Statements (a) have been valued and presented in accordance with GAAP, (b) present fairly the financial condition and the results of operations of the Precision Design Software Business as of the dates and for the periods indicated thereon, and (c) are in accordance with the books of account and records of Seller.

3.12 Liabilities.

(a) The Precision Design Software Business has no Material Liabilities that aggregate in excess of One Hundred Thousand Dollars ($100,000.00), except for Liabilities: (i) reflected or reserved for on the face of the Pro-forma Balance Sheet (rather than in any notes thereto), (ii) which have arisen in the Ordinary Course of Business since the Balance Sheet Date (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, misappropriation claim, lawsuit, violation of any Legal Requirement or environmental liability or clean-up obligation), (iii) relating to performance obligations under leases or Contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on the Pro-forma Balance Sheet (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, misappropriation claim, lawsuit, violation of any Legal Requirement or environmental liability or clean-up obligation) or (iv) as set forth on Disclosure Schedule 3.12(a).

(b) As of the Closing Date, Seller has resolved or provided for the payment of all Liabilities, except the Assumed Liabilities (to the extent reflected on the Pro-forma Balance Sheet) and except as provided in Disclosure Schedule 3.12(b).

3.13 Material Adverse Effect. Other than changes resulting from general economic conditions, since the Balance Sheet Date, there has not been any Material Adverse Effect, nor have any events occurred nor do any circumstances exist which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

3.14 Accounts Receivable. All accounts receivable of the Precision Design Software Business are reflected on the Pro-forma Balance Sheet or on the accounting records of Seller relating to the Precision Design Software Business as of the Closing Date (collectively, the “Accounts Receivable”) and represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. The Accounts Receivable are current and collectible and there is no contest, claim, or right of set-off (other than returns or other set-offs reflected on the face of the Pro-forma Balance Sheet) with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

3.15 Interim Operations. Since the Balance Sheet Date, Seller has operated the Precision Design Software Business only in the Ordinary Course of Business and, except as set forth in Disclosure Schedule 3.15, with respect to the Precision Design Software Business, Seller has not:

(a) suffered any adverse change in the assets, properties, business, operations, prospects, net income or financial condition of the Precision Design Software Business;

(b) incurred or become subject to, or agreed to incur or become subject to, any material obligation or Liability, except in the Ordinary Course of Business;

(c) mortgaged or pledged any of its assets, tangible or intangible, or granted any Encumbrance except for Permitted Liens;

(d) canceled or agreed to cancel any debts or claims except in the Ordinary Course of Business;

(e) suffered any extraordinary loss (whether or not covered by insurance) or waived any material rights;

(f) terminated any Contract, agreement, governmental license, or other instrument to which either Seller is a party, except in the Ordinary Course of Business;

(g) increased the rate of compensation payable by it to any Precision Design Software Employee, except in the Ordinary Course of Business;

(h) delayed or postponed the payment of Seller’s accounts payable and other Liabilities outside the Ordinary Course of Business;

(i) made any commitment to or assumed any Liability to any labor organization which represents, or proposes to represent, employees of Seller;

(j) entered into any sale, assignment, lease or other transfer or disposition of any of the Acquired Assets of Seller except in the Ordinary Course of Business or in connection with the acquisition of similar property or assets in the Ordinary Course of Business;

(k) transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Precision Design Software Business Intellectual Property except in the Ordinary Course of Business;

(l) permitted the loss, lapse or abandonment of any Precision Design Software Business Intellectual Property;

(m) suffered or engaged in any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business;

(n) disclosed any Confidential Information outside the Ordinary Course of Business;

(o) discharged a Material Liability or Encumbrance outside the Ordinary Course of Business; or

(p) committed to do any of the foregoing.

3.16 Customers and Suppliers. As of the date of this Agreement, (a) Seller is not engaged in a material dispute with any customer of or supplier to the Precision Design Software Business, (b) there has been no adverse change in the business relationship of Seller with any customer or supplier in the last twelve (12) months, and (c) no customer or supplier of the Precision Design Software Business in the past twelve (12) months has threatened or, to Seller’s knowledge, is contemplating any material modification or change in the business relationship with Seller (including indicating that such customer or supplier would stop, or decrease the rate of buying or supplying materials, products or services from or to Seller).

3.17 Disclosure.

(a) No representation or warranty of Seller in this Agreement omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) Seller has disclosed to the Purchaser all material information relating to the Acquired Assets, the Precision Design Software Business and the transactions contemplated by this Agreement.

3.18 Real Property.

(a) Seller does not own any real property related to the Precision Design Software Business, including any Leasehold Improvements.

(b) Seller has provided true and complete copies of each Lease to Purchaser. The Leases are legal, valid, binding and in full force and effect and are the only leases, subleases, licenses, concessions and agreements (oral or written) relating to the Precision Design Software Business. Seller has performed all material obligations required to be performed by it to date under the Leases and neither Seller nor, to Seller’s knowledge, any other party thereto is in material breach under the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or breach). To Seller’s knowledge, no amount due under the Leases remains unpaid, and no material controversy, claim, dispute or disagreement exists between the parties to either of the Leases. Seller has delivered to the Purchaser true, correct and complete copies of the Leases, including all guaranties, renewals, modifications, amendments and other agreements thereto. No security deposit or portion thereof deposited with respect to the Leases has been applied in respect of a breach under such Lease which has not been redeposited in full. Seller does not, and will not in the future, owe any brokerage commissions or finder’s fees with respect to the Leases. The other parties to the Leases are not Affiliates of, and otherwise do not have any economic interest in, Seller. There are no Encumbrances on the estate or interest created by the Leases.

(c) To Seller’s knowledge, all Leasehold Improvements and the operations thereon conducted conform in all material respects to all applicable Legal Requirements, including health, fire, environmental, safety, zoning and building laws, ordinances and administrative regulations, except for possible nonconforming uses or violations which do not and will not expose any person or property to injury or damage, materially and adversely affect any insurance coverage, give rise to strict liability, penalties or fines, jeopardize any Permit or materially interfere with the present use, operation or maintenance thereof with regards to the Precision Design Software Business as now used, operated or maintained, and which do not and will not materially and adversely affect the value thereof. To Seller’s knowledge, all Leasehold Improvements conform in all material respects to all applicable codes and rules adopted by national and local associations and boards of insurance underwriters, and all such Leasehold Improvements and fixtures are in good operating condition and repair.

(d) All public utilities required for the operation of the Leased Premises and necessary for the conduct of the business of Seller as presently conducted are installed and operating, and all installation and connection charges, to Seller’s knowledge, are paid in full.

(e) The Leases and the Subleases, the Leased Premises are not subject to any other lease, sublease, real property, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof.

(f) To Seller’s knowledge, all Leasehold Improvements, plumbing, electrical, heating, air conditioning, elevator, ventilating and all other mechanical or structural systems under each of the Leases in the Leasehold Improvements are in good working order and condition, and the roof, basement and foundation walls of such Leasehold Improvements under each of the Leases are in good condition and free of leaks and other material defects.

3.19 Environmental Matters. To Seller’s knowledge:

(a) Seller has no Liability, whether contingent or otherwise, under any Environmental Law relating to the Leased Premises or the Precision Design Software Business; and

(b) no request for information, notice, Governmental Authority inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged noncompliance with or any Liability under, any Environmental Law by or relating to the operation of the Precision Design Software Business or the Leased Premises has been received by or threatened in writing against Seller.

3.20 Seller Contracts.

(a) Disclosure Schedule 3.20(a) hereto lists (i) all of the Seller Contracts, and (ii) any commitments, arrangements and understandings which are material to the Sublease and/or to the conduct, operations or financial condition of the Precision Design Software Business. True and complete copies of all such Seller Contracts or, if not reduced to writing, reasonably complete and accurate written descriptions thereof, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Purchaser prior to the execution of this Agreement.

(b) Each Seller Contract (including each License and any Shrinkwrap Software License) is valid, binding, and enforceable against Seller and, to the Seller’s knowledge, the other parties thereto in accordance with its terms, and is in full force and effect and will continue to be legal, valid, binding and in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Seller has performed all material obligations required to be performed by such Seller under each of the Seller Contracts and Seller is not in breach (nor will it be with due notice or lapse of time or both) under any of the Seller Contracts. Disclosure Schedule 3.20(b)(i) lists each Seller Contract which requires consent or approval of or notice to a third party in order to transfer such Seller Contract to Purchaser pursuant to this Agreement. To Seller’s knowledge, no other party thereto is in material breach of any Seller Contract or has received notice that it is in breach thereunder (and, to Seller’s knowledge, no other party will, with due notice or lapse of time or both, be in breach under any Seller Contract). There is no Contract concerning the Precision Design Software Business Intellectual Property under which there is currently any dispute (and, to the Seller’s knowledge, there are no facts or circumstances that may reasonably be expected to lead to a dispute) regarding the scope of such Contract, or performance under such Contract, including with respect to any payment to be made or received by the Seller thereunder. The operation of the Precision Design Software Business does not violate any term of any Contract to which Seller or any subsidiary thereof is a party or beneficiary, or to which the Acquired Assets are bound.

(c) No Seller nor any Affiliate thereof is a party to or bound by, and none of the Acquired Assets are bound by, any Seller Contract that has had or could reasonably be expected to have, individually or in the aggregate with any other Contracts, a Material Adverse Effect.

(d) Except as set forth on Disclosure Schedule 3.20(d), no Seller nor any Affiliate thereof is a party to or bound by, and none of the Acquired Assets are bound by, any Contract that (i) upon consummation of the transactions contemplated by this Agreement, automatically terminates (or allows termination by the other party thereto), or creates or vests a right in or accelerates a right of the other party thereto, waives or reduces an obligation of the other party thereto, or cancels or impairs any right of or creates or increases any obligation of a Seller or any subsidiary thereof (or allows the other party to create or vest a right in or accelerate a right of it, waive or reduce an obligation of it, or cancel or impair a right of or create or increase an obligation of a Seller), or (ii) contains any covenant or other provision which limits the ability of the party which was a Seller or its Affiliate immediately prior to Closing to compete with any person in any line of business or in any area or territory, or which restricts such party’s right to use any Intellectual Property (including standstill, co-existence, exclusivity and settlement agreements).

(e) Each Liability arising under a Seller Contract directly relates to the Precision Design Software Business.

3.21 Employees. Exhibit D is a true and complete list of the Precision Design Software Employees as of the date of this Agreement, which list identifies the name of such employees, and the following compensation information with respect to each of them: (a) current annual base salary, bonus and commission; (b) accrued vacation and sick leave time; (c) the amount of any unpaid bonus for the previous fiscal year; and (d) the dates and amounts of the last increase in compensation. Except as set forth on Disclosure Schedule 3.21 hereto, or as otherwise provided by applicable state law, the employment of all Precision Design Software Employees is terminable at will by Seller without any penalty or severance obligations incurred by Seller.

3.22 Inventory. The Inventory consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Pro-forma Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller.

3.23 Product Warranty. Each product manufactured, sold, licensed, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Pro-forma Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Seller. Disclosure Schedule 3.23 includes the standard end user license agreement for Seller (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, licensed or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard end user license agreement set forth in Disclosure Schedule 3.23.

3.24 Brokers’ Fees. Seller has, and subsequent to the Closing Purchaser shall have, no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.25 Statements True and Correct. No representation or warranty or other statement made by the Seller in this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which they were made, not misleading.

3.26 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (OR IN ANY CERTIFICATE, SCHEDULE, EXHIBIT OR INSTRUMENT HERETO OR DELIVERED HEREUNDER INCLUDING THOSE DESCRIBED IN SECTION 7.1 HERETO), SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF ITS ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, TITLE, AND NONINFRINGEMENT, ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE, AND ANY IMPLIED WARRANTIES REGARDING INCOME POTENTIAL WITH RESPECT TO THE ASSETS, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

4. PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents and warrants to Seller as follows:

4.1 Organization. Purchaser is a limited liability company, duly organized, legally existing and in good standing under the laws of the State of Delaware, and has full power, ability and authority to conduct its business as it is now conducted, to enter into this Agreement and to carry out the other transactions and agreements contemplated hereby.

4.2 Due Authorization. The execution, delivery and performance of this Agreement and (all the documents and instruments and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or other required action of Purchaser. This Agreement when executed and delivered by Purchaser will be a valid and binding obligation of Purchaser, fully enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will directly or indirectly (with or without notice or lapse of time): (a) conflict with or violate any provision of Purchaser’s charter, bylaws, operating agreement or other governing instruments, or any Legal Requirement or Order which is either applicable to, binding upon or enforceable against Purchaser; or (b) result in any breach of or default under any material mortgage, contract, agreement, indenture, trust, written agreement or other instrument which is either binding upon or enforceable against Purchaser.

4.3 No Litigation. There are no existing suits or litigation pending or threatened against Purchaser or its properties which could materially affect Purchaser’s ability to enter into this Agreement or consummate the transactions contemplated hereby. Purchaser has not filed any voluntary petition in bankruptcy, nor been served with or otherwise received notice of any involuntary petition in bankruptcy having been filed against it.

4.4 Purchaser’s Investigation. Purchaser is an experienced investor and has made its own investigation and analysis of the Acquired Assets and Assumed Liabilities as it deems necessary with respect to the condition, suitability, compliance with law, and prospects for future development of the Acquired Assets and the Precision Design Software Business for Purchaser’s use and all other aspects of this transaction set forth herein. Purchaser will rely upon its own (and its consultants’) inspections, investigations and analyses of the Acquired Assets, Assumed Liabilities and the Precision Design Software Business and information related thereto as presented by Seller.

4.5 Statements True and Correct. No representation or warranty or other statement made by the Purchaser in this Agreement or in connection with the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make any of them, in light of the circumstances in which they were made, not misleading.

4.6 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT (OR IN ANY CERTIFICATE, SCHEDULE, EXHIBIT OR INSTRUMENT HERETO OR DELIVERED HEREUNDER, INCLUDING THOSE DESCRIBED IN SECTION 7.2 HERETO), PURCHASER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING ANY IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR PERFORMANCE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

5. POST-CLOSING COVENANTS

Purchaser and Seller agree as follows with respect to the period following the Closing Date:

5.1 Further Cooperation. In case, at any time after the Closing Date, any further actions are necessary to carry out the purposes of and effect the transactions contemplated by this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 6 below).

5.2 Confidentiality.

(a) Seller agrees that for a period of three (3) years from the Closing Date, Seller will not divulge any Confidential Information to third parties or use or permit to be used any Confidential Information in violation of Section 5.10(a). For this purpose, “Confidential Information” shall mean all information pertaining to the Precision Design Software Business, Assumed Liabilities and/or Acquired Assets. “Confidential Information” shall not include any information that is now or subsequently becomes available to third parties who are not under a duty of confidentiality through no fault or omission of Seller or is released or approved for release by Purchaser without restriction. Notwithstanding the foregoing, Seller may disclose Confidential Information (i) solely to the extent required in the opinion of counsel by a court of competent jurisdiction or other Governmental Authority or otherwise as required by applicable law, rule or regulation, provided that prompt notice to Purchaser of said disclosure is provided by Seller, (ii) strictly on a “need-to-know” basis under an obligation of confidentiality to its legal counsel, accountants, banks and other financing sources and their advisors, or (iii) in any legal proceedings that arise in connection with this Agreement or the transactions contemplated herein and therein.

(b) The parties hereby agree that to the extent any Party is required to disclose this Agreement to any third party, including in connection with any filing with any Governmental Authority, all terms as to price and any other financial terms shall be redacted and shall not be disclosed in such disclosure or filing.

5.3 Precision Design Software Employees. On the Closing Date, the Seller shall pay to all Precision Design Software Employees whose employment relationship with Seller is terminated all vacation pay to which any such individual may be entitled upon termination of employment pursuant to applicable Legal Requirements and/or the terms of any applicable agreement with such individual. Purchaser has the right (but not the obligation) to offer employment effective as of the Closing Date to all of the Precision Design Software Employees. This Section is for the sole benefit of the Parties hereto and their permitted successors and assigns, and nothing herein expressed or implied shall give or be construed to give any person or entity, other than the Parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

5.4 AR Collection Assistance/Transition Services. To the extent Seller receives any payments, other than those payments received from the Purchaser under this Agreement, relating to the operation of the Precision Design Software Business (e.g., Accounts Receivable), Seller will promptly remit any such payments to Purchaser. At Purchaser’s option, Seller hereby agrees to provide Purchaser with reasonable assistance, on the terms set forth in the Transition Services Agreement, attached hereto as Exhibit H (the “Transition Services Agreement”), in connection with Purchaser’s collection of the accounts receivable of and other transition services related to the Precision Design Software Business. As more fully described in the Transition Services Agreement, Purchaser agrees to provide Seller with warehouse and shipping fulfillment services.

5.5 Online Placement. Seller agrees that, for a period of one (1) year following the Closing Date, it will continue to provide links to the Precision Design Software Products from its imsisoft.com website to Purchaser’s website and assist Purchaser in making other reasonable use of the website, as reasonably directed by Purchaser. Purchaser acknowledges that Seller is not guaranteeing any number of click-throughs to a Purchaser destination web page. Purchaser may modify, redesign and change the look and feel of the website from time to time with the approval of the Seller (until such time as the Optional Assets are purchased by Purchaser), which shall not be unreasonably withheld, at Purchaser’s expense, provided, however that Seller may continue to market its Excluded Programs on the imsisoft.com website with placement similar to how the Excluded Programs are located on the website as of June 1, 2006. If Purchaser subsequently purchases the Optional Assets pursuant to Section 5.8 below, Purchaser agrees to display Houseplans.com or a replacement promotion for Houseplans.com in the same area of the imsisoft.com website for a period of two (2) years from said purchase date.

5.6 Use of IMSI Trademarks. For a period of two (2) years from the Closing Date, Purchaser shall have the right to use the “IMSI” trademark solely to the extent necessary for Purchaser’s marketing and advertising efforts indicating that the Precision Design Software Products were formerly those of the Seller, subject to Purchaser’s right to purchase the trademark pursuant to Section 5.8 below.

5.7 Negotiations for FormTool Product. If Seller has not sold its FormTool Product (including the software application, related trademarks and domain names) by the close of business on July 15, 2006, then, beginning on July 16, 2006, Purchaser shall have the exclusive right to purchase the FormTool Product for a period of thirty (30) days (the “Purchase Period”) for One Dollar ($1.00).

5.8 Exclusive Right to Purchase Optional Assets. Beginning on January 1, 2007, Purchaser shall have the exclusive right for a period of ninety (90) days to purchase the Optional Assets at a price per item of One Dollar ($1.00) , the terms of said purchase shall incorporate the provisions of Section 5.5, above. If Purchaser exercises this right to buy any or all of the Optional Assets and subsequently sells any or all Optional Assets, on a stand alone basis and not as part of a merger or sale of the majority of the Purchaser’s assets, Purchaser agrees to share fifty percent (50%) of the net profits from said sale with Seller, which shall be amount shall be delivered to Seller within thirty (30) days of the consummation of any such sale, provided, however that each party shall be responsible for the taxes associated with their respective share of said profits.

5.9 Cooperation in Tax Matters. Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

5.10 Non-Compete; Non-Solicit. Seller agrees that:

(a) Neither Seller nor any of its Affiliates will, directly or indirectly, for a period of three (3) years after the Closing Date (the “Restricted Period”), sell or otherwise provide any license to sell or provide services (consisting of any of the following: maintenance or support services; technical support services; customer support services; professional services; consulting services; marketing, advertising or promotional services) in connection with any software products in competition with the Precision Design Software Products. For purposes of this Section 5.10(a), the Parties agree that the Excluded Programs and the products or services: (i) related to, the business of HousePlans, Inc. and its subsidiary, including their software, products and services, as such business(es) are conducted as of the date hereof, and (ii) acquired pursuant to the Merger are not in competition with the Precision Design Software Products.

(b) During the Restricted Period:

(i) neither Seller nor any of Seller’s Affiliates will, directly or indirectly, (1) induce or attempt to induce any employee or independent contractor of Purchaser to leave the employ or contracting relationship with the Purchaser, or in any way interfere with the relationship between Purchaser and any employee or full-time independent contractor thereof, or (2) induce or attempt to induce any customer, supplier or other business relation of Purchaser to cease doing business with the Purchaser or in any way interfere with the relationship between any such customer, supplier or other business relation and Purchaser.

(ii) neither Purchaser nor any of Purchaser’s Affiliates will, directly or indirectly, induce or attempt to induce any employee (excluding the Precision Design Software Employees and Anne Verde) or independent contractor of Seller to leave the employ or contracting relationship with the Seller, or in any way interfere with the relationship between Seller and any employee or full-time independent contractor thereof.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.10 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

5.11 Enforcement. The Parties agree that money damages would be an inadequate remedy for any breach of Section 5.10. Therefore, in the event of a breach of Section 5.10, Purchaser may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of Section 5.10. The provisions of Sections 5.10 and 5.11 are intended to be for the benefit of Purchaser and its respective successors and assigns, each of which may enforce such provisions and each of which (other than Purchaser) is an express third-party beneficiary of such provisions and this Agreement generally. Sections 5.10 and 5.11 will survive the Closing Date and continue in full force in accordance with their terms without limitation.

6. SURVIVAL; INDEMNIFICATION

6.1 Survival.

(a) All of the representations and warranties of the parties hereto contained in the Agreement shall survive the Closing and continue in full force and effect until the second anniversary of the Closing Date (with the exception of those set forth in Sections 3.1, 3.2, 3.5, 3.9 and 3.24, which shall continue in full force and effect until the expiration of the applicable statutes of limitation); provided that any representation or warranty in respect of which indemnity may be sought under this Article 6, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1(a) if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; in any such case such representation or warranty shall survive until any claim for indemnity related to such inaccuracy or breach is resolved. Any claim with respect to the foregoing sentence under Section 6.2 must be asserted in writing with reasonable particularity by the party making such claim within the applicable survival period. The representations and warranties in this Agreement (as modified by the Disclosure Schedule in the case of the representations and warranties of Seller) shall survive for the periods set forth in this Section 6.1(a) and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s officers, directors, shareholders, employees or agents or the acceptance by any party of any certificate or opinion hereunder.

(b) The post-closing covenants set forth in Section 5 and Section 6 and the agreements of the parties contained in this Agreement shall survive the Closing in accordance with their terms.

6.2 Indemnification.

(a) Indemnification by Seller. Subject to (1) the survival provisions set forth in Section 6.1 and (2) the other limitations set forth in this Article 6, Seller shall defend, indemnify and hold harmless Purchaser, its Affiliates, and their successors and assigns (each, individually, a “Purchaser Indemnitee,” and collectively, “Purchaser Indemnified Parties”) from and against any and all Damages which Purchaser Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach of any representation or warranty made by Seller in this Agreement or in any certificate, schedule, exhibit or instrument delivered hereunder;

(ii) any failure by Seller to carry out, perform, or otherwise fulfill or comply with any covenant, agreement, undertaking, or obligation under this Agreement or in any certificate, schedule, exhibit or instrument delivered hereunder;

(iii) the Excluded Liabilities; or

(iv) any suit, action or other proceeding brought by any Governmental Authority or other Person arising out of, or in any way related to, any of the matters referred to in Section 6.2(a)(i) through 6.2(a)(iii).

(b) Indemnification by Purchaser. Subject to (1) the survival provisions set forth in Section 6.1, and (2) the other limitations set forth in this Article 6, Purchaser agrees to indemnify and hold harmless Seller and its respective Affiliates, successors and assigns (each, individually, a “Seller Indemnitee,” and collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Damages which Seller Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with:

(i) any breach of the representations and warranties of Purchaser contained in this Agreement;

(ii) any failure by Purchaser to perform or otherwise fulfill or comply with any covenant, undertaking, agreement or obligation to be performed, fulfilled, or complied with by Purchaser hereunder prior to, on or after the Closing;

(iii) any Assumed Liability; or

(iv) any suit, action or other proceeding brought by any governmental authority or other Person arising out of, or in any way related to, any of the matters referred to in Section 6.2(b)(i) through 6.3(b)(iii).

6.3 Limitations. Seller shall have no obligation to indemnify any Purchaser Indemnified Party for Damages under Section 6.2(a)(i), and Purchaser shall have no obligation to indemnify any Seller Indemnified Party for Damages under Section 6.2(a)(i) (a) unless and until such Damages in the aggregate exceed One Hundred Thousand Dollars ($100,000) (the “Indemnity Deductible”) (provided that once the aggregate amount of such Damages exceeds the amount of the Indemnity Deductible, Seller shall be obligated to indemnify the Purchaser Indemnified Parties from and against all such Damages without regard to the Indemnity Deductible), and (b) to the extent such Damages exceed Four Million Dollars ($4,000,000) (the “Indemnity Cap”); provided, that none of the foregoing limitations shall apply in the case of fraud or intentional breach.

6.4 Indemnification Procedures.

(a) Notice of Third Party Claim. Any party making a claim for indemnification under Section 6.2(a) or 6.2(b) (the “Indemnified Party”) will notify the Party from whom indemnification is claimed (the “Indemnifying Party”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it by a third party. Such notice will describe the claim, the amount thereof (to the extent then known and quantifiable), and the basis therefor, in each case to the extent known to the Indemnified Party. The failure to so notify the Indemnifying Party will not relieve the Indemnifying Party of its obligations under Section 6.2(a) or 6.2(b) as the case may be, except to the extent that such failure actually prejudices the Indemnifying Party.

(b) Assumption of Defense. With respect to any third party claim which gives rise or is alleged to give rise to a claim for indemnity under Section 6.2(a) or 6.2(b) and which involves only the payment of money damages to such third party, the Indemnifying Party, at its option (subject to the limitations set forth below), will be entitled to control and assume responsibility for the defense of such claim and to appoint a competent and reputable counsel reasonably acceptable to the Indemnified Party to act as lead counsel of such defense. Prior to the Indemnifying Party’s assuming control of such defense, the Indemnifying Party must first agree in writing to be liable for all related Damages notwithstanding any other provision of this Article 6 and furnish the Indemnified Party with evidence which, in the Indemnified Party’s reasonable judgment, establishes that the Indemnifying Party is and will be able to satisfy any such liability.

(c) Limits of Assumption of Defense. An Indemnifying Party’s rights under Section 6.4(b) will be subject to the following additional limitations:

(i) with respect to any claim the defense of which the Indemnifying Party has assumed, the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, and the fees and expenses of such separate counsel will be borne by the Indemnified Party (except that the reasonable fees and expenses of such separate counsel incurred prior to the date the Indemnifying Party effectively assumes control of such defense will be borne by the Indemnifying Party);

(ii) the Indemnifying Party will not be entitled to assume (or retain, as applicable) control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (B) the claim involves an amount greater than twice the Indemnity Cap, or an amount less than twice the amount of the Indemnity Deductible, (C) the Indemnified Party reasonably concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party, (D) the Indemnified Party reasonably believes in good faith that an adverse determination with respect to the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects (or, in the case of a claim by a Purchaser Indemnitee, Seller’s reputation or business prospects), or (E) the Indemnifying Party fail to vigorously prosecute or defend such claim in good faith or fail to begin such prosecution or defense in a timely manner; and

(iii) if the Indemnifying Party assumes control of the defense of any such claim, then the Indemnifying Party will obtain the prior written consent of the Indemnified Party before entering into any settlement of such claim, if such settlement does not expressly and unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

If the Indemnifying Party has the right to, but does not, assume control of the defense of any claim in accordance with this Section 6.4, then the Indemnifying Party may nonetheless participate (at its own expense) in the defense of such claim and at the Indemnifying Party’s request the Indemnified Party will consult in a reasonable manner with the Indemnifying Party in respect of such defense. As used in this Article 6, the term “settlement” refers to any settlement, compromise, consent or similar decree, or election to permit default judgment to be entered, in respect of any claim.

6.5 Indemnity Payments; Obligations. Any amounts owed by Seller pursuant to Section 6.2(a) shall be satisfied by payment first, from the Escrow Account and, if depleted, by wire transfer of immediately available funds to an account designated by Purchaser. Any amounts owed by Purchaser pursuant to Section 6.2(b) shall be satisfied by payment by wire transfer of immediately available funds to an account designated by Purchaser.

6.6 Survival. Notwithstanding any other provision to the contrary in this Agreement, this Article 6 shall survive termination of this Agreement without limitation.

6.7 Determination of Loss and Amount. In view of the limitation set forth in Section 6.3, for purposes of determining whether any Damages have occurred, or the amount of such Damages, the representations, warranties, covenants and agreements of the parties set forth in this Agreement will be considered without regard to any materiality qualification set forth therein.

6.8 Adjustment to Purchase Price. Any indemnity payment by Purchaser or Seller under this Agreement will be deemed an adjustment to Purchase Price for all purposes.

7. DOCUMENTS TO BE DELIVERED AT THE CLOSING

7.1 Delivery by the Seller. As of the Closing Date, in addition to the execution and delivery of this Agreement, Seller shall:

(i) execute, acknowledge and deliver to Purchaser (a) the Sublease in the form of Exhibit I with respect to the Office Leased Premises and in the form of Exhibit J with respect to the Warehouse Leased Premises and (b) a consent executed by the applicable landlord to each Sublease, including any waivers by said landlord of any notice provisions;

(ii) execute and deliver to Purchaser the Bill of Sale in the form of Exhibit K;

(iii) execute and deliver to Purchaser the Escrow Agreement in the form of Exhibit E, Assignment and Assumption Agreement in the form of Exhibit L, and the Transition Services Agreement in the form of Exhibit H;

(iv) deliver to Purchaser a certified copy of a resolution of the Seller’s Board of Directors duly authorizing and approving the transactions contemplated hereby;

(v) deliver to Purchaser an opinion of Seller’s Counsel, dated as of the Closing Date addressed to Purchaser, that this transaction has been duly authorized and the execution and delivery of this Agreement and documents referenced and the transactions contemplated hereby by Seller have been approved by the appropriate and requisite parties, and that this Agreement is enforceable; and

(vi) electronically transfer of all source code documents as directed by Purchaser.

7.2 Delivery by the Purchaser. As of the Closing Date, in addition to the execution and delivery of this Agreement, Purchaser shall:

(i) cause the wire transfer of immediately available funds to Seller in the amount of the Cash Consideration;

(ii) execute, acknowledge and deliver to Seller the Subleases with respect to the Office Leased Premises and the Warehouse Leased Premises and the Promissory Note;

(iii) execute, acknowledge and deliver to Seller the Assignment and Assumption Agreement and the Transition Services Agreement;

(iv) deliver to Seller an opinion of Purchaser’s counsel that Purchaser is a duly organized company and that this transaction has been duly authorized and the execution and delivery of this Agreement and documents referenced and the transactions contemplated hereby by Purchaser has been approved by the appropriate and requisite parties; and

(v) deliver to Seller a copy of the certificate of good standing of Purchaser issued no later than five (5) Business Days after the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of Purchaser.

The execution by Seller and Purchaser of a cross-receipt, substantially in the form of Exhibit M, shall be conclusive evidence that the transactions described above have been consummated.

8. GENERAL PROVISIONS

8.1 No Waivers. None of the Parties shall be deemed to waive any of its rights, powers or remedies hereunder unless such waiver is in writing and signed by said Party. No delay or omission by any Party in exercising any of said rights, powers or remedies shall operate as a waiver thereof, nor shall a waiver signed by any Party of any breach of the covenants, conditions or agreements binding on the other Parties on one occasion be construed as a waiver or consent to such breach on any future occasion or a waiver of any other covenant, condition, or agreement herein contained.

8.2 Expenses. Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, or the Closing, including the fees and expenses of legal counsel, accountants, investment bankers, consultants and other experts.

8.3 Publicity. Seller and Purchaser shall obtain the other’s written consent (such consent not to be unreasonably withheld or delayed) prior to any publication, presentation, public announcement or press release concerning the relationship between the Parties or the existence or terms of this Agreement, except as may otherwise be required by applicable Legal Requirement. In addition, Seller and Purchaser agree not to make any disparaging or derogatory comments regarding the other Party to any third party.

8.4 Benefit; Assignment. This Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the Parties and each of their respective legal representatives, successors and permitted assigns. Neither Party may assign any portion of this Agreement, voluntarily or involuntarily, including by operation of law, without the prior written consent of the other Party, except that either Party may assign this Agreement upon written notice to the other Party, to an Affiliate of the assignor without the other Party’s consent in the case of a merger, consolidation, or a “change in control.” For purposes of this Section, “change in control” shall mean (A) the sale, transfer or other disposition of all or substantially all of a Party’s assets; or (B) any other corporate reorganization or business combination in which fifty percent (50%) or more of a Party’s outstanding voting stock is transferred, or exchanged through merger, to different holders in a single transaction or a series of related transactions. Any attempt to otherwise assign this Agreement shall be null and void. With the exception of the foregoing and as otherwise provided herein, no person or entity not a Party hereto shall have any interest herein or be deemed a third party beneficiary hereof, and nothing contained herein shall be construed to create any rights enforceable by any other person or third party.

8.5 Severability. Except as otherwise provided in Section 5.8(c), any provision of this Agreement held or determined by a court (or other legal authority) of competent jurisdiction to be illegal, invalid, or unenforceable in any jurisdiction shall be deemed separate, distinct and independent, and shall be ineffective to the extent of such holding or determination without (a) invalidating the remaining provisions of this Agreement in that jurisdiction or (b) affecting the legality, validity or enforceability of such provision in any other jurisdiction.

8.6 Interpretation.

(a) Captions and paragraph headings used in this Agreement are for convenience only and shall not be used to interpret any provision hereof. Except as specifically set forth herein, all Section and Article references are to Sections and Articles of this Agreement.

(b) Where the context so requires or permits, the use of the singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. Neither the term “including” nor any derivative thereof is used in this Agreement to signify any limitation to any item or items specified in connection therewith. Terms such as lessee, lessor, lease, landlord, tenant, licensor, licensee and license will be interpreted broadly to include sub-leasing or sub-licensing arrangements and/or the parties thereto.

(c) Each party to this Agreement acknowledges that such party has caused this Agreement to be reviewed and/or had the opportunity to have it approved by legal counsel of such party’s own choice. The parties have negotiated the provisions of this Agreement, and any presumption that an ambiguity contained in this Agreement shall be construed against the party that caused this Agreement to be drafted shall not apply to the interpretation of this Agreement.

8.7 Entire Agreement. This Agreement, together with the exhibits, schedules, certificates and instruments attached hereto, which documents are incorporated herein by reference, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and is intended as the Parties’ final expression and complete and exclusive statement of the terms thereof, superseding all prior or contemporaneous agreements, representations, promises and understandings, whether written or oral, and may be amended or modified only by an instrument in writing signed by all parties.

8.8 Notices. Any notice required or permitted to be given hereunder shall be (a) in writing, (b) effective on the first Business Day following the date of receipt, and (c) delivered by one of the following means: (i) by personal delivery; (ii) by prepaid, overnight package delivery or courier service; or (iii) by the United States Postal Service, first class, certified mail, return receipt requested, postage prepaid. All notices given under this Agreement shall be addressed, in the case of Seller, as follows:

Attn: Chief Financial Officer
Broadcaster, Inc.
100 Rowland Way, Suite 300
Novato, California 94945

With a copy to (which shall not constitute notice):
Attn: Gerald V. Niesar, Esq.
Niesar Curls Bartling LLP
90 New Montgomery Street, 9th Floor
San Francisco, CA 94105

All notices given under this Agreement shall be addressed, in the case of Purchaser, as follows:

Attn: Jack Bunce
GreyHawk Capital Management, LLC
675 Sun Valley Road
Ketchum, Idaho 83340
Fax: 208 727 6976

With a copy to (which shall not constitute notice):
Attn: Michael Kendall, Esq.
Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Fax: 617-523-1231

or to such other addresses of which the Parties have been advised in writing by any of the above-described means. Personal delivery to a Party or to any officer, partner, agent, or employee of such Party at its address herein shall constitute receipt. The following shall also constitute receipt: (iv) a Party’s rejection or other refusal to accept notice, and (v) the inability to deliver to a Party because of a changed address of which no notice has been received by the other Party. Notwithstanding the foregoing, no notice of change of address shall be effective until ten (10) days after the date of receipt thereof. This Section shall not be construed in any way to affect or impair any waiver of notice or demand herein provided.

8.9 Bulk Transfer Laws. The Parties hereby waive compliance with any applicable bulk transfer laws, including the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transaction contemplated by this Agreement.

8.10 Tax Matters. Purchaser and Seller agree to use, or cause their respective Affiliates to use, the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

8.11 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, the Parties agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one Party by reason of the rule of construction that a document is to be construed more strictly against the Party which itself or through its agent prepared the same, it being agreed that the agents of each Party have participated in the preparation hereof.

8.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to any principles of conflicts of law. With respect to any litigation arising out of or relating to this Agreement, the Parties agree that it shall be exclusively filed in and heard by the state or federal courts with jurisdiction to hear such suits located in Marin County, California and each Party hereby submits to the exclusive jurisdiction of such courts.

8.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement. Execution and delivery of this Agreement by exchange of facsimile and/or PDF copies bearing the facsimile and/or PDF signature of a Party hereto shall constitute a valid and binding execution and delivery of this Agreement by such Party. Such facsimile and/or PDF copies shall constitute enforceable original documents.

8.14 Specific Performance. Without limiting or waiving in any respect any rights or remedies of the Parties to this Agreement now or hereinafter existing at law or equity or by statute, each of the Parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement. The Parties mutually agree that the Acquired Assets are unique and cannot readily be purchased on the open market and that Purchaser will be irreparably damaged in the absence of the consummation of the transactions contemplated by this Agreement. In the event of a material breach by Seller under this Agreement, Purchaser’s rights, and the obligations of Seller, will, at Purchaser’s election, be enforceable by decree of specific performance. In such event of any Seller’s material breach, and if Purchaser pursues the remedy of specific performance of this Agreement: (a) Seller hereby agrees not to raise any defense or objection to Purchaser’s enforcement action on the grounds that Purchaser’s damage may be adequately compensated by money damages only, and (b) Purchaser will be entitled to such monetary damages for actual damages of a material nature incurred by Purchaser as a result of Seller’s breach of its respective representations, covenants, warranties and agreements contained in this Agreement that cannot be, or have not been, cured through the remedy of specific performance of Seller’s obligations under this Agreement. Purchaser’s right, if any, to specific performance shall not preclude Purchaser from pursuing any other remedy that may be available to it at law or in equity.

[The Remainder of this Page Left Intentionally Blank.]

IN WITNESS WHEREOF, each Party has executed or caused its duly authorized officer to execute this Agreement as of the day and year first above written.

“Seller”

BROADCASTER, INC.,
a California corporation

By:_________________________
Name: Martin Wade
Its: Chief Executive Officer

“Purchaser”

IMSI DESIGN, LLC
a Delaware limited liability company

By:________________________
Name:
Its:

EXHIBIT A-1

Tangible Personal Property of the Precision Design Software Business

Precision Design Projected Employees

Furniture List

Employee Name	Desk	Chair	Table	Book Case	File Cabinet	Other
Banuet, Jessica		2		1	3
Botha, Mauritz	2	3		2	2
Brumbaugh, Joe		2		3	1
Bruner, John	1	2		1	3
Cardenas, Alejandro
Cardenas, Tomas	1	1			1
Carter, Brian	1	2		1	2
Fowler, Richard		1			1
Havranek, Jim	1	2		1	3
Herring, Jerry						Home Office
Jakab, Paul						Home Office
Knauer, Sylvia		2			1
LaFleur, Ruth	1	2	1		1
Lopez, Tomas
Maier, Mark		1			1
Mayer, Robert	1	4	1	1	1
McNamara, George	1	1			1
Phinney, Bruce		1			1
Shirk, Jason		1			1
Volpe, Pamela	1	2		1	1
Extra	1	3	3	3	5
Total	12	33	5	15	32

Precision Design Projected Employees

Hardware List

Employee	Display	Computer(s)*	Keyboard	Mouse	Other
Banuet, Jessica	19” CRT Monitor	Dell Dimension 2.8 Ghz	KeyBd	Mouse
	17” CRT Monitor	PcPlus PPRO 200	KeyBd	Mouse
Botha, Mauritz	19” LCD	Laptop	KeyBd	Mouse
MacPower Book
Brumbaugh, Joe	19” CRT Monitor	PcPlus P4 2.66 Ghz	KeyBd	Mouse
PcPlus PPRO 166Mhz
4 Port KVM
HP Laserjet 4M
Bruner, John	17 CRT Monitor	Dell Dimension 2.8 Ghz	KeyBd	Mouse
Cardenas, Alejandro	17” CRT	PcPlus PPRO 166	KeyBd	Mouse
Cardenas, Tomas	17” CRT	Dell Dimension P4 2.4 Ghz	KeyBd	Mouse
Carter, Brian	19” CRT	Dell Dimension 2.8 Ghz	KeyBd	Mouse
Fowler, Richard	17” CRT	Dell Dimension P4 2.66 Ghz	KeyBd	Mouse
Havranek, Jim	17” CRT	Dell Dimension P4 2.66 Ghz	KeyBd	Mouse
Herring, Jerry	N/A
Jakab, Paul	N/A
Kanuer, Sylvia	17” Crt	Dell Dimension P4 2.66 Ghz	KeyBd	Mouse
LaFluer, Ruth	17” CRT	Dell Dimension P4 2.66 Ghz	KeyBd	Mouse
Lopez, Tomas	N/A
Maier, Mark	17” Monitor	Dell Dimension P4 3.06 Ghz	KeyBd	Mouse
Mayer, Robert	17” LCD	PcPlus P4 2.4 Ghz	KeyBd	Mouse
	20” LCD	Apple iMac	KeyBd	Mouse
HP Laserjet 5
McNamara, George	19” CRT	Dell Dimension P4 2.66	KeyBd	Mouse
Phinney, Bruce	17” CRT	Dell Dimension P4 2.66 Ghz	KeyBd	Mouse
Shirk, Jason	17” Monitor	Dell Dimension P4 2.66 Ghz	KeyBd	Mouse
Volpe, Pamela	19” LCD	PcPlus P4 2.4Ghz	KeyBd	Mouse
Warehouse					Label Printer
Linksys Router
750W UPS

Rowland Way Equipment		4 CD Duplicators
3 CD Printers
2 Port KVM
Dell Dimension P4 2.66 Ghz
PcPlus P4 2.4 Ghz
MacIntel Laptop
MacCube
	The following Servers:	Matisse, Monet, and the IMSI Web10 server

*Purchaser obtains as part of the Acquired Assets any and all software (and related licenses) on said computers as of the Closing Date (with the exception of those specifically excluded pursuant to Disclosure Schedule 3.8(b).

EXHIBIT A-2

Websites and Domain Names related to the Precision Design Software Business

I.	Registered with United Domains

unigraphics-symbols.com
unigraphics-symbole.de
turbocadsymbols.de
turbocadsymbols.com
turbocadsymbole.de
turbocadsymbol.de
turbocadsymbol.com
turbocad.org
turbocad.net
solidworkssymbole.de
proesymbols.com
proesymbole.de
megacadsymbols.de
megacadsymbols.com
megacadsymbole.de
megacadsymbole.com
kidscad.com
inventorsymbols.de
inventorsymbols.com
inventorsymbole.de
catiasymbols.com
catiasymbole.de
cadsymbols.se
cadsymbols.info
cadsymbols.de
cadsymbols.co.uk
cadsymbole.de
cadsymbol.net
cadsymbol.de
cadsymbol.com
cadsymbol.co.uk
cadforkids.com
cad-symbols.net
cad-symbols.de
cad-symbols.co.uk
cad-symbol.net
autocadsymbols.de
autocadsymbole.de
3dsymbols.de
3d-symbols.de

II.	Registered with Network Solutions

precisiondrawing.com
drawplan.com
designcad.com
turbotyping.com
turbocadcam.com
turbocad-cam.com
turboproject.com
turbocad.com
floorplan.com
turbocadtoday.com
hijaak.com
partsworks.com
hijaakpro.com
kidzclipart.com
autocadaddons.com
autocadsymbol.com
cadrating.com
cadratings.com
cadreview.com
cadreviews.com
mycadportal.com
cadgateway.com
maximumcad.com
cadcountry.com
mydesignportal.com
mydesignwebs.com
mycadstuff.com
cadonly.com
freecadsw.com
cadwebnet.com
cadwebnetwork.com
cadsites.com
cadaftermarket.com
cadrenderstudio.com
contractorcad.com
contractorscad.com
instantdeckdesign.com
instantdesign.com
cadmovies.com

EXHIBIT B-1

Additional Acquired Assets

Contingent Royalty Payment estimated to be in the amount of Sixty Thousand Dollars ($60,000) from OrgChart LLC related to the sale by Broadcaster to it of OrgChart Pro, if and when received.

EXHIBIT B-2

Additional Assumed Liabilities

None.

EXHIBIT C

Precision Design Software Products

I.	Applications

A.	Owned Applications

Animations & More 50,000
CAD Symbols for Windows
CAD Symbols for Macintosh
CAD View and Convert, CAD View and Convert Plus
Clipart&More Product Line
ClipArt&More 250,000 for Windows
ClipArt&More 2.5 Million for Macintosh
ClipArt&More 2.5 Million for Windows
ClipArt&More 3 Million for Macintosh
ClipArt&More 3 Million for Windows
DesignCAD Product Line
DesignCAD 3D Max, Max Plus
DesignCAD Express
DesignCAD 2D
FloorPlan Product Line
FloorPlan 3D
FloorPlan 3D Design Suite
FloorPlan Bathroom Designer
FloorPlan Interior Designer
FloorPlan Kitchen Designer
HiJaak Product Line
HiJaak Pro
HiJaak Standard
HiJaak Image Manager
Instant Product Line
Instant Architect
Instant Deck Designer
Instant Engineer
Instant Estimator
Instant Modeler
Instant Symbols
Instant Shed and Shop Designer
Instant Woodworking
ScanPro
TurboCAD for Windows Product Line
TurboCADCAM
TurboCAD Professional

TurboCAD Deluxe
TurboCAD Standard
TurboCAD Designer
TotalCAD
TurboSketch

B.	Licensed Applications

Legacy Family Tree Deluxe
Org Chart Professional
QuickPick Figures
SolidConverter Product Line
SolidConverter DWG to PDF
SolidConverter PDF to Word
SolidCapture
IMSI PDF to Word
IMSI PDF to Word Professional
TurboTyping
CAD Render Studio

C.	Distributed Applications

Big Hammer Product Line
Fence Designer
Garage Designer
Patio Designer
Geomate Product Line
GrafiCalc
SectionCalc
ToleranceCalc
Realtime Landscaping Pro

II.	Training Materials

A.	Owned Training Materials

2D and 3D Training Guides for TurboCAD Windows
2D and 3D Training CDs for TurboCAD Windows
DesignCAD 3D Max Training CD
DesignCAD Express Training CD
TurboCAD Professional Constraint Manager Training CD
Essential TurboCADCAM Movies
FloorPlan 3D Training Essentials

B.	Licensed Training Materials

TurboCAD Architectural Tutorial

C.	Distributed Training Materials

TurboCAD Essentials 3 - Text and Dimensions
TurboCAD Essentials 4 - Modify and Copy

III.	Content

A.	Owned Content

TurboCAD Windows Exterior, Interior and Kitchen symbols
FloorPlan Exterior, Interior and Kitchen symbols
TC Mech

IV.	Plug-ins

A.	Owned Plug-ins

CAM for TurboCAD Professional
Hatch Pattern Creator

B.	Licensed Plug-ins

Allcad 2D and 2D/3D
Animation Lab for TurboCAD Professional
ContourCAM for DesignCAD
Furniture Maker for TurboCAD, TurboCAD Professional

EXHIBIT D

Precision Design Software Employees

See Attached Exhibit D.

EXHIBIT E

Escrow Agreement

EXHIBIT F

Promissory Note

EXHIBIT G

Purchase Price Allocation

Purchaser will determine the manner in which to allocate the purchase price no later than 30 days after receipt of the Closing Date Balance Sheet from Purchaser, subject to Seller’s consent which will not be unreasonably withheld.

EXHIBIT H

Transition Services Agreement

EXHIBIT I

Office Sublease

EXHIBIT J

Warehouse Sublease

EXHIBIT K

Bill of Sale

EXHIBIT L

Assignment and Assumption Agreement

EXHIBIT M

Cross-Receipt